August 26, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Sub-Item 77K included in the Form N-SAR dated August 24, 2004, of the Private Asset Management Fund (Commission File Number 811-21049) with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,

/s/ McCurdy & Associates